EXHIBIT 97
The Baldwin Group
Clawback Policy
Effective January 1, 2025
Introduction
The Board of Directors (the “Board”) of The Baldwin Insurance Group, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Applicable Restatement”). All determinations of “materiality” shall be made by the Board in its sole discretion.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board under the Policy (including, without limitation, the amount of Incentive Compensation subject to recoupment, repayment or forfeiture, and the timing and process relating to such recoupment, repayment or forfeiture) shall be made by the Board in its sole discretion and shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the following individuals (“Covered Executives”):
all individuals who are current or former executive officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that “executive officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company; provided, further, executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company;

all current and former members of the Company’s executive leadership team designated by the Board to be covered by this Policy from time to time; and
all other individuals as may be designated by the Board to be covered by this Policy from time to time.
Recoupment; Accounting Restatement
In the event the Company is required to prepare an Applicable Restatement, the Board shall require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date the Company is required to prepare the Applicable Restatement; provided, however, the date the Company is required to prepare the Applicable Restatement shall be the earlier of the date (i) the Company’s Board concludes, or reasonably should have concluded, that the Company is required to prepare the Applicable Restatement, or (ii) a court, regulator, or other legally authorized body directs the Company to prepare the Applicable Restatement. Incentive Compensation shall be deemed received in the Company’s fiscal year during which the applicable financial reporting measure causes the Incentive Compensation to be granted, earned or vested, even if payment or grant of the Incentive Compensation occurs after the end of that fiscal year.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure:
Annual bonuses and other short- and long-term cash incentives;
Stock options;
Stock appreciation rights;
Restricted stock;
Restricted stock units (including “PSUs”);
Performance shares;
Performance units; and/or
All awards granted under the Company’s Omnibus Incentive Plan or the Company’s Partnership Inducement Award Plan, each as may be amended from time to time and any successor thereto.
Financial reporting measures shall mean (i) measures that are determined and presented in accordance with the accounting principles used in the Company’s financial statements, and any measures that are derived wholly or in part from such measures, and (ii) any other objective financial measures. Financial reporting measures shall include, but not be limited to, the following:
Company stock price;
Total shareholder return;
Revenues;
Net income;

Earnings before interest, taxes, depreciation, and amortization (EBITDA);
Adjusted EBITDA;
Organic growth;
Liquidity measures such as working capital, operating cash flow or free cash flow;
Return measures such as return on invested capital or return on assets; and
Earnings measures such as earnings per share.
Excess Incentive Compensation: Amount Subject to Recovery
The amount, if any, as determined by the Board, to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the Applicable Restatement, as determined by the Board. The amount of recoupment of Incentive Compensation shall be calculated without regard to any taxes paid with respect to the Incentive Compensation paid or to be paid.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Applicable Restatement, including any Incentive Compensation based on stock price and/or total shareholder return, then it will make its determination based on a reasonable estimate of the effect of the Applicable Restatement and the Company shall maintain documentation of such reasonable estimate.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
(a)requiring reimbursement of cash Incentive Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive, to the extent permitted by applicable law;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any Incentive Compensation subject to recoupment under this Policy.

Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
Effective Date
This Policy shall be effective as of the date it is first adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any future regulations adopted by the Securities and Exchange Commission under, and to comply with, any future rules or standards adopted by the national securities exchange on which the Company’s securities are listed.
Other Recoupment Rights
The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy, however, even in the absence of such an express requirement, any applicable agreement or other document setting for the terms and conditions of any compensation covered by the Policy shall be deemed to include the restrictions imposed herein and to incorporate the Policy by reference and, in the event of any inconsistency, the terms of the Policy will govern. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity incentive plan or award agreement, or similar agreement and any other legal remedies available to the Company. To the extent that any applicable law or securities market or exchange rules or regulations permit or require recovery of compensation in circumstances in addition to those specified herein, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent permitted or required by such law, rules or regulations.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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